Nektar Therapeutics Reports Financial Results for the Third Quarter of 2016

SAN FRANCISCO, Nov. 3, 2016 /PRNewswire/ — Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the third quarter ended September 30, 2016.

Cash and investments in marketable securities at September 30, 2016 were $253.5 million as compared to $308.9 million at December 31, 2015. Our cash and investments in marketable securities at September 30, 2016 do not include net proceeds of approximately $189.1 million from the recent sale and issuance of our common stock on October 24, 2016.

“Our pipeline is rapidly advancing with several important data catalysts and potential approvals expected over the next several quarters,” said Howard W. Robin, President and Chief Executive Officer of Nektar. “With the positive clinical results from our ongoing Phase 1 study of NKTR-214, we have now demonstrated that NKTR-214 is the first investigational medicine in immuno-oncology that selectively stimulates the in vivo proliferation of endogenous tumor-killing lymphocytes within the tumor micro-environment. In Q3, these data led to a broad clinical collaboration with Bristol-Myers Squibb to evaluate combination regimens with their anti-PD-1 agent in five different tumor types and at least seven indications. Within the next two quarters, we will have Phase 3 data for four programs: two Bayer anti-infective programs, Ophthotech’s Fovista in wet AMD, and our own proprietary pain program, NKTR-181, in chronic low back pain. We are also expecting a decision from the European CHMP on conditional approval of ONZEALD by the end of Q1 2017.”

Year-to-date revenue for 2016 was $128.0 million as compared to $191.4 million in the first nine months of 2015. Revenue in 2016 included recognition of $31.0 million from AstraZeneca as a result of its sublicense of MOVENTIG® (naloxegol) to ProStrakan (Kyowa Kirin) in Europe. In addition, product sales, royalty revenue, and non-cash royalty revenue increased in the first nine months of 2016 compared to the first nine months of 2015. Revenue in 2015 included recognition of $90.0 million of the $100.0 million milestone payment from AstraZeneca following the first commercial sale of MOVANTIK in the U.S. in Q1 2015 and the $40.0 million milestone payment from AstraZeneca following the first commercial sale of MOVENTIG in the EU in Q3 2015. Revenue in the third quarter of 2016 was $36.3 million as compared to $60.0 million in the third quarter of 2015.

Revenue included non-cash royalty revenue, related to our 2012 royalty monetization, of $7.7 million and $22.3 million in the third quarter and first nine months of 2016, respectively, and $6.1 million and $14.8 million in the third quarter and first nine months of 2015, respectively. This non-cash royalty revenue is offset by non-cash interest expense also incurred in connection with the 2012 royalty monetization of $4.9 million and $14.9 million in the third quarter and first nine months of 2016, respectively and $5.2 million and $15.4 million in the third quarter and first nine months of 2015, respectively.

Total operating costs and expenses in the third quarter of 2016 were $69.2 million as compared to $59.5 million in the third quarter of 2015. Year-to-date total operating costs and expenses in 2016 were $208.7 million as compared to $191.4 million for the same period in 2015. Total operating costs and expenses increased primarily as a result of increased research and development (R&D) expense.

Research and development expense in the third quarter of 2016 was $52.0 million as compared to $43.2 million in the third quarter of 2015. Year-to-date R&D expense for 2016 was $153.6 million as compared to $135.7 million for the same period in 2015. R&D expense was higher in the third quarter and first nine months of 2016 as compared to the same periods in 2015 primarily due to expenses for the NKTR-181 Phase 3 studies and the initiation of the Phase 1/2 study of NKTR-214.

General and administrative expense was $10.3 million in the third quarter of 2016 as compared to $9.5 million in the third quarter of 2015. G&A expense in the first nine months of 2016 was $31.5 million as compared to $30.0 million for the same period in 2015.

Net loss in the third quarter of 2016 was $43.2 million or $0.32 loss per share as compared to $8.2 million or $0.06 loss per share in the third quarter of 2015. Net loss in the first nine months of 2016 was $111.3 million or $0.82 loss per share as compared to $27.0 million or $0.21 loss per share in the first nine months of 2015.

The company also announced upcoming presentations at the following scientific congresses during the fourth quarter of 2016:

Society for Immunotherapy in Cancer (SITC) 31st Anniversary Annual Meeting, National Harbor, MD:

•	Oral Presentation: “A CD122-biased agonist increases CD8+T Cells and natural killer cells in the tumor microenvironment; making cold tumors hot with NKTR-214”

•	Presenter: Dr. Adi Diab, Assistant Professor, Department of Melanoma Medical Oncology, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, Houston, Texas

•	Session: New Cancer Immunotherapy Agents in Development

•	Date: Wednesday, November 9, 2016, 11:10 a.m. – 12:20 p.m. Eastern Time

•	Poster 387: “A CD122-biased agonist increases CD8+T Cells and natural killer cells in the tumor microenvironment; making cold tumors hot with NKTR-214”

•	Session: Tumor Microenvironment

•	Date: Friday, November 11, 2016, 12:15 – 1:30 p.m. and 6:15 – 7:30 p.m. Eastern Time

•	Poster 343: “Anti-tumor activity of NKTR-214; a CD122-biased agonist that promotes immune cell activation in the tumor microenvironment and lymphoid tissues”

•	Session: Promoting and Measuring Anti-Tumor Activity

•	Date: Friday, November 11, 2016, 12:15 – 1:30 p.m. and 6:15 – 7:30 p.m. Eastern Time

•	Poster 359: “NKTR-214, an engineered cytokine, synergizes and improves efficacy of anti-cancer vaccination in the treatment of established murine melanoma tumors”

•	Session: Therapeutic Cancer Vaccines

•	Date: Friday, November 11, 2016, 12:15 – 1:30 p.m. and 6:15 – 7:30 p.m. Eastern Time

•	Poster 342: “NKTR-255: an IL-15-based therapeutic with optimized biological activity and anti-tumor efficacy”

•	Session: Promoting and Measuring Anti-Tumor Activity

•	Date: Saturday, November 12, 2016, 11:45 a.m. – 1:00 p.m. and 6:45 – 8:00 p.m. Eastern Time

EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium, Munich, Germany:

•	Poster: “Intra-tumoral immune cell mobilization and anti-tumor activity after treatment with the engineered cytokine NKTR-214 in multiple preclinical mouse tumor models”, Charych, D., et al.

•	Poster Session: Immunotherapy

•	Date: November 30, 2016, 8:30 a.m. Central European Time

2016 San Antonio Breast Cancer Symposium, San Antonio, TX:

•	Poster OT1-04-08: “Phase 3 study of etirinotecan pegol versus treatment of physician’s choice in patients with metastatic breast cancer who have stable brain metastases previously treated with an anthracycline, a taxane, and capecitabine”, Tripathy, D. et al.

•	Poster Session: Ongoing Trials - Metastases

•	Date: December 7, 2016, 5:00 p.m. – 7:00 p.m. Central Time

Conference Call to Discuss Third Quarter 2016 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Thursday, November 3, 2016.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Tuesday, December 6, 2016.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)

Passcode: 7718800 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics has a robust R&D pipeline and portfolio of approved partnered medicines in oncology, pain, immunology and other therapeutic areas. In the area of oncology, Nektar is developing NKTR-214, an immuno-stimulatory CD122-biased agonist, which is in Phase 1/2 clinical development for patients with solid tumors. ONZEALD™ (etirinotecan pegol), a long-acting topoisomerase I inhibitor, is being developed for patients with advanced breast cancer and brain metastases and is partnered with Daiichi Sankyo in Europe. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for MOVANTIK™ (naloxegol), the first FDA-approved once-daily oral peripherally-acting mu-opioid receptor antagonist (PAMORA) medication for the treatment of opioid-induced constipation (OIC), in adult patients with chronic, non-cancer pain. The product is also approved in the European Union as MOVENTIG® (naloxegol) and is indicated for adult patients with OIC who have had an inadequate response to laxatives. The AstraZeneca agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of MOVANTIK and an opioid. NKTR-181, a wholly owned mu-opioid analgesic molecule for chronic pain conditions, is in Phase 3 development. In hemophilia, Nektar has a collaboration agreement with Baxalta for ADYNOVATE™ [Antihemophilic Factor (Recombinant)], a longer-acting PEGylated Factor VIII therapeutic approved in the U.S. and Japan for patients over 12 with hemophilia A. In anti-infectives, the company has two collaborations with Bayer Healthcare, Cipro Inhale in Phase 3 for non-cystic fibrosis bronchiectasis and Amikacin Inhale in Phase 3 for patients with Gram-negative pneumonia.

Nektar’s technology has enabled nine approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including AstraZeneca’s MOVANTIK™, Baxalta’s ADYNOVATE™, UCB’s Cimzia® for Crohn’s disease and rheumatoid arthritis, Roche’s PEGASYS® for hepatitis C and Amgen’s Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

MOVANTIK™ is a trademark and MOVENTIG® is a registered trademark of the AstraZeneca group of companies. ADYNOVATE™ is a trademark of Baxalta Inc.

ONZEALD™ is a trademark of Nektar Therapeutics.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “anticipate,” “intend,” “plan,” “expect,” “believe,” “should,” “may,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the timing of the CHMP decision for conditional approval of ONZEALD in Europe, the timing of the availability of Phase 3 data for our partnered programs with Bayer and Ophthotech and our NKTR-181 Phase 3 clinical study, the timing and potential approval of our partnered products and the potential of our technology and drug candidates in our research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) the CHMP and FDA have substantial discretion as to whether to grant marketing approval for pharmaceutical products (including ONZEALD and those of our partners) and the decisions from these regulatory authorities are difficult to predict and these decisions have significant financial consequences; (ii) NKTR-214 is in early-stage clinical development and there are substantial risks that can unexpectedly occur for numerous reasons including negative safety and efficacy findings in the ongoing Phase 1 clinical study notwithstanding positive findings in preclinical studies; (iii) our drug candidates and those of our collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including negative safety and efficacy findings even after positive findings in previous preclinical and clinical studies; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of applying our technology platform to potential new drug candidates (such as NKTR-181 and NKTR-214) is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (vi) patents may not issue from our patent applications for our drug candidates including NKTR-181 and NKTR-214, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2016. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For Investors:

Jennifer Ruddock of Nektar Therapeutics

415-482-5585

Jodi Sievers of Nektar Therapeutics

415-482-5593

For Media:

Dan Budwick of Pure Communications

973-271-6085

dan@purecommunicationsinc.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2016	December 31, 2015 (1)
ASSETS
Current assets:
Cash and cash equivalents	$63,295	$55,570
Short-term investments	190,216	253,374
Accounts receivable, net	14,249	19,947
Inventory	10,754	11,346
Other current assets	4,008	9,814

Total current assets	282,522	350,051

Property, plant and equipment, net	65,553	71,336
Goodwill	76,501	76,501
Other assets	519	754

Total assets	$425,095	$498,642

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$7,118	$2,363
Accrued compensation	15,733	5,998
Accrued clinical trial expenses	10,946	8,220
Other accrued expenses	6,761	4,156
Interest payable	4,198	4,198
Capital lease obligations, current portion	2,370	4,756
Liability related to refundable upfront payment	12,500	—
Deferred revenue, current portion	14,101	21,428
Other current liabilities	2,578	10,127

Total current liabilities	76,305	61,246

Senior secured notes, net	243,004	241,699
Capital lease obligations, less current portion	2,143	1,073
Liability related to the sale of future royalties, net	108,893	116,029
Deferred revenue, less current portion	57,088	62,426
Other long-term liabilities	5,515	9,740

Total liabilities	492,948	492,213

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	13	13
Capital in excess of par value	1,912,907	1,876,072
Accumulated other comprehensive loss	(1,962)	(2,170)
Accumulated deficit	(1,978,811)	(1,867,486)

Total stockholders’ equity (deficit)	(67,853)	6,429

Total liabilities and stockholders’ equity (deficit)	$425,095	$498,642

(1)	The consolidated balance sheet at December 31, 2015 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Product sales	$14,698	$7,240	$41,664	$26,182
Royalty revenue	5,573	187	13,150	1,057
Non-cash royalty revenue related to sale of future royalties	7,692	6,050	22,341	14,752
License, collaboration and other revenue	8,373	46,475	50,829	149,423

Total revenue	36,336	59,952	127,984	191,414

Operating costs and expenses:
Cost of goods sold	7,033	6,760	23,611	25,738
Research and development	51,951	43,229	153,569	135,652
General and administrative	10,253	9,544	31,515	30,031

Total operating costs and expenses	69,237	59,533	208,695	191,421

Income (loss) from operations	(32,901)	419	(80,711)	(7)

Non-operating income (expense):
Interest expense	(5,614)	(4,202)	(16,918)	(12,491)
Non-cash interest expense on liability related to sale of future royalties	(4,902)	(5,226)	(14,929)	(15,428)
Interest income and other income (expense), net	332	898	1,666	1,355

Total non-operating expense, net	(10,184)	(8,530)	(30,181)	(26,564)

Loss before provision for income taxes	(43,085)	(8,111)	(110,892)	(26,571)

Provision for income taxes	139	92	433	469

Net loss	$(43,224)	$(8,203)	$(111,325)	$(27,040)

Basic and diluted net loss per share	$(0.32)	$(0.06)	$(0.82)	$(0.21)

Weighted average shares outstanding used in computing basic and diluted net loss per share	137,094	132,631	136,415	131,882

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(111,325)	$(27,040)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Non-cash royalty revenue related to sale of future royalties	(22,341)	(14,752)
Non-cash interest expense on liability related to sale of future royalties	14,929	15,428
Stock-based compensation	18,793	14,499
Depreciation and amortization	11,502	9,109
Other non-cash transactions	(2,190)	(1,448)
Changes in operating assets and liabilities:
Accounts receivable, net	5,698	641
Inventory	592	2,600
Other assets	6,041	3,843
Accounts payable	4,799	(525)
Accrued compensation	9,735	7,056
Accrued clinical trial expenses	2,726	3,394
Other accrued expenses	2,386	949
Interest payable	—	(3,750)
Liability related to refundable upfront payment	12,500	—
Deferred revenue	(12,665)	(11,832)
Other liabilities	(5,793)	3,854

Net cash (used in) provided by operating activities	(64,613)	2,026

Cash flows from investing activities:
Purchases of investments	(142,972)	(202,870)
Maturities of investments	201,449	155,683
Sales of investments	4,969	23,778
Release of restricted cash	—	25,000
Purchases of property, plant and equipment	(3,741)	(8,722)

Net cash provided by (used in) investing activities	59,705	(7,131)

Cash flows from financing activities:
Payment of capital lease obligations	(5,376)	(3,798)
Proceeds from shares issued under equity compensation plans	18,041	15,516

Net cash provided by financing activities	12,665	11,718

Effect of exchange rates on cash and cash equivalents	(32)	(159)

Net increase in cash and cash equivalents	7,725	6,454
Cash and cash equivalents at beginning of period	55,570	12,365

Cash and cash equivalents at end of period	$63,295	$18,819

Supplemental disclosure of cash flow information:
Cash paid for interest	$15,513	$16,095

Supplemental schedule of non-cash investing and financing activities
Accrued debt issuance costs	$—	$8,503